As filed with the Securities and Exchange Commission on January 21, 2000
                                                           Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------
                           LIFE MEDICAL SCIENCES INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                              14-1745197
(State or other jurisdiction of                               (I.R.S. employer
 incorporation or organization)                              identification no.)

                               379 Thornall Street
                            Edison, New Jersey 08837
               (Address of principal executive offices) (Zip code)

                             ----------------------

                 LIFE MEDICAL SCIENCES, INC. 2000 NON-QUALIFIED
                               STOCK OPTION PLAN;
                        NON-PLAN STOCK OPTION AGREEMENTS
                            (full title of the plan)

                            Mr. Robert P. Hickey, CEO
                           Life Medical Sciences, Inc.
                               379 Thornall Street
                            Edison, New Jersey 08837
                     (Name and address of agent for service)
                                 (732) 494-0444
          (Telephone number, including area code, of agent for service)

                             -----------------------
                                    Copy to:
                            Irwin M. Rosenthal, Esq.
                               Graham & James LLP
                          885 Third Avenue, 21st Floor
                            New York, New York 10022
                                 (212) 848-1000

                             -----------------------

                         Calculation of Registration Fee

------------------------------------------------------------------------------------------------------------------
  Title of securities       Amount to be         Proposed maximum          Proposed maximum          Amount of
    to be registered        registered(1)    offering price per unit   aggregate offering price   registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par      1,000,000(2)            $ 0.3438(4)              $  343,800              $   90.76
   value per share)
------------------------------------------------------------------------------------------------------------------
Common Stock                   201,562(3)            $ 0.0500                 $   10,078              $    2.66
------------------------------------------------------------------------------------------------------------------
Common Stock                   590,898(3)            $ 0.0700                 $   41,363              $   10.92
------------------------------------------------------------------------------------------------------------------
Common Stock                    40,000(3)            $ 0.0900                 $    3,600              $    0.95
------------------------------------------------------------------------------------------------------------------
Common Stock                     8,471(3)            $ 0.1300                 $    1,101              $    0.29
------------------------------------------------------------------------------------------------------------------
Common Stock                    78,707(3)            $ 0.1400                 $   11,019              $    2.91
------------------------------------------------------------------------------------------------------------------
Common Stock                   252,322(3)            $ 0.1480                 $   37,344              $    9.86
------------------------------------------------------------------------------------------------------------------
Common Stock                    35,238(3)            $ 0.1500                 $    5,286              $    1.40
------------------------------------------------------------------------------------------------------------------
Common Stock                    33,911(3)            $ 0.1800                 $    6,104              $    1.61
------------------------------------------------------------------------------------------------------------------
Common Stock                    18,000(3)            $ 0.1875                 $    3,375              $    0.89
------------------------------------------------------------------------------------------------------------------
Common Stock                    26,500(3)            $ 0.1900                 $    5,035              $    1.33
------------------------------------------------------------------------------------------------------------------
Common Stock                     3,846(3)            $ 0.1950                 $      750              $    0.20
------------------------------------------------------------------------------------------------------------------
Common Stock                    12,352(3)            $ 0.2000                 $    2,470              $    0.65
------------------------------------------------------------------------------------------------------------------
Common Stock                     1,531(3)            $ 0.2025                 $      310              $    0.08
------------------------------------------------------------------------------------------------------------------
Common Stock                    20,790(3)            $ 0.2500                 $    5,198              $    1.37
------------------------------------------------------------------------------------------------------------------
Common Stock                    50,000(3)            $ 0.5620                 $   28,100              $    7.42
------------------------------------------------------------------------------------------------------------------
Common Stock                    15,000(3)            $ 0.6300                 $    9,450              $    2.49
------------------------------------------------------------------------------------------------------------------
Common Stock                    12,500(3)            $ 0.9062                 $   11,328              $    2.99
------------------------------------------------------------------------------------------------------------------
Common Stock                    12,500(3)            $ 0.9100                 $   11,375              $    3.00
------------------------------------------------------------------------------------------------------------------
Common Stock                   441,160(3)            $ 1.0000                 $  441,160              $  116.47
------------------------------------------------------------------------------------------------------------------
Common Stock                   180,000(3)            $ 1.3100                 $  235,800              $   62.25
------------------------------------------------------------------------------------------------------------------
Common Stock                 1,362,832(3)            $ 2.0000                 $2,725,664              $  719.58
------------------------------------------------------------------------------------------------------------------
Common Stock                   184,687(3)            $ 4.0000                 $  738,748              $  195.03
------------------------------------------------------------------------------------------------------------------
Common Stock                     4,636(3)            $ 4.7500                 $   22,021              $    5.81
------------------------------------------------------------------------------------------------------------------
Common Stock                    10,053(3)            $ 6.0000                 $   60,318              $   15.92
------------------------------------------------------------------------------------------------------------------
Common Stock                     3,875(3)            $ 7.0000                 $   27,125              $    7.16
------------------------------------------------------------------------------------------------------------------
Common Stock                    10,778(3)            $ 7.8800                 $   84,931              $   22.42
------------------------------------------------------------------------------------------------------------------
Common Stock                    50,000(3)            $ 9.1200                 $  456,000              $  120.38
------------------------------------------------------------------------------------------------------------------
TOTAL                        4,662,149                                        $5,328,853              $1,406.80
------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.
(2) Represents shares of common stock reserved for issuance pursuant to options available for grant under the registrant's 2000 Non-Qualified Stock Option Plan (the "Option Plan").
(3) Represents shares of common stock issuable upon exercise of a non-qualified stock option granted not under the Option Plan.
(4) Calculated on the basis of the average of the closing bid and ask prices as of January 13, 2000 in accordance with Rule 457(h).

                                EXPLANATORY NOTE

      Pursuant to Rule 428(b) (1) under the Securities Act of 1933, as amended (the "Securities Act"), an information statement will be distributed to holders of options granted under the Life Medical Sciences, Inc. Non-Qualified 2000 Stock Option Plan and to holders of options granted outside of the Option Plan. The information statement and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of the Securities Act.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      Item 1. Plan Information.

      Item 2. Registrant Information and Employee Plan Annual Information.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      Item 3. Incorporation of Documents By Reference.

      The following documents or portions thereof, as filed with the Securities and Exchange Commission by Life Medical Sciences, Inc., a Delaware corporation (the "Registrant"), are incorporated by reference herein:

      (1) the Registrant's annual report on Form 10-K for the year ended December 31, 1998.

      (2) the Registrant's quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively.

      (3) the description of the Common Stock, par value $.001 per share, of the Registrant contained in the section entitled "Description of Securities" of the Registrant's Registration Statement on Form S-1 (File No. 33-49008) (which is incorporated by reference in Item 1 of the Registrant's Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act")).

      All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing such documents.

      Item 4. Description of Securities.

      Not Applicable.

      Item 5. Interests of Named Experts and Counsel.

      Certain legal matters in connection with the issuance of the shares of Common Stock, par value $.001 per share, of the Registrant being registered hereby are being passed upon by Graham & James LLP, 885 Third Avenue, New York, New York 10022, counsel to the Registrant. Irwin M. Rosenthal, a member of such firm, serves as an officer and a director of the registrant. Mr. Rosenthal directly owns 2,704 shares of Common Stock of the registrant and may be deemed to beneficially own, directly or indirectly, 682,940 shares of Common Stock of the registrant, including 255,940 shares of Common Stock issuable upon exercise of options which are currently exercisable. In addition, other members of Graham & James LLP may be deemed to beneficially own additional shares of Common Stock of the registrant.

      Item 6. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the registrant to indemnify any such person.

      Article TENTH of the Restated Certificate of Incorporation of the Registrant provides generally for mandatory indemnification of the directors and officers of the Corporation to the fullest extent permitted under the Delaware General Corporation Law and permits indemnification for all other persons whom the Registrant is empowered to indemnify.

      Pursuant to Article VIII of the Registrant's By-Laws, the Registrant may indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person, including officers and directors, with regard to any action or proceeding.

      The Registrant has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers. The Indemnification Agreement provides that the Registrant will indemnify the indemnitee to the fullest extent permitted by applicable law against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer of the Registrant other than an action initiated by a director of officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

      Under the Indemnification Agreement, the entitlement of a director or officer to indemnification shall be determined by a majority vote of a quorum of disinterested directors, or if such quorum either is not obtainable or so directs, by independent counsel or by the stockholders of the Registrant, as determined by such quorum of disinterested directors. Under certain circumstances, a party to the Indemnification Agreement will be conclusively presumed to have met the applicable statutory standard of conduct unless the Registrant's Board of Directors, stockholders or independent legal counsel determine that the relevant standard has not been met. If a change of control of the Registrant has occurred, the entitlement of such director or officer to indemnification shall be determined by independent counsel selected by such director or officer, unless such director or officer requests that either the Board of Directors or the stockholders make such determination.

      The Registrant's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Registrant for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

      The Registrant currently maintains an officers' and directors' liability insurance policy which covers, subject to the exclusions and limitations of the policy, losses relating to actual or alleged breaches of duty, errors, misstatements, misleading statements or omissions by officers and directors of the Registrant solely in their capacity as such. The policy currently has a limit of $1,000,000 with respect to each individual claim and with respect to all claims made during the policy period.

      Item 7. Exemption From Registration Claimed.

      Not Applicable.

      Item 8. Exhibits.

      The following is a complete list of exhibits filed as a part of this registration statement:

      Exhibit No.                                 Document
      -----------                                 --------

         4.1 2000 Non-Qualified Stock Option Plan of the Registrant ("Option Plan").

         4.2 Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.2 contained in the Registrant's registration statement on S-1, Registration No. 33-49008).

         4.3 Form of Non-Qualified Stock Option Agreement under the Option Plan.

         4.4 Form of Non-Qualified Stock Option Agreement not under the Option Plan.

         5.1                 Opinion of Graham & James LLP.

        23.1                 Consent of Graham & James LLP. (Included in
                             Exhibit 5.1).

        23.2                 Consent of Richard A. Eisner & Company, LLP.

        24.1 Powers of Attorney. (Included on the signature page of this Registration Statement).

      Item 9. Undertakings.

      A. Rule 415 Offering

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. Incorporation of Subsequent Exchange Act Documents by Reference

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Indemnification of Officers and Directors

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 13, 2000.

                 LIFE MEDICAL SCIENCES, INC.


                 By: /S/ Robert P. Hickey
                     ------------------------
                         Robert P. Hickey
                         CEO, President and Chairman of the Board of Directors

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert P. Hickey and Irwin M. Rosenthal his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                         Title                      Date
       ---------                         -----                      ----


/S/ Robert P. Hickey      CEO, President, and Chairman of     January 13, 2000
-----------------------   the Board of Directors (principal
    Robert P. Hickey      executive officer and acting
                          principal financial and accounting
                          officer)


/S/ Irwin M. Rosenthal    Secretary and Director              January 14, 2000
-----------------------
    Irwin M. Rosenthal


/S/ Coy Eklund            Director                            January 13, 2000
-----------------------
    Coy Eklund


                          Director                            January __, 2000
-----------------------
    Joel L. Gold


/S/ Walter R. Maupay      Director                            January 12, 2000
-----------------------
    Walter R. Maupay


/S/ Edward A. Celano      Director                            January 11, 2000
-----------------------
    Edward A. Celano